EXHIBIT 4.3



DATE: December 29, 2000                                          AMOUNT: $11,000


                        CONVERTIBLE PROMISSORY NOTE

         1. Makers, LEBLANC & ASSOCIATES, INC., a Florida corporation,(hereinafter referred to as the "Maker") hereby agrees to pay to ZODIAC CAPITAL CORP. ("Payee") at P.O. Box 1320 G.T., Grand Cayman, Cayman Islands, or such other address as may be designated by Payee, its successors and assigns the sum of $11,000 together with interest on the outstanding principal balance at the rate of 10% per annum calculated daily pursuant to the following schedule;

                  Interest only on the outstanding principal balance shall be payable quarterly with the first payment due March 31, 2001 and continuing thereafter on the last day of each calendar quarter.

                  The remaining outstanding principal balance together with all accrued interest shall be due and payable December 31, 2002.

                  Maker may prepay any portion of the outstanding principal balance of this Note without penalty at any time during the term of this Note. Any partial payment will be applied first to accrued interest and the remainder to the outstanding principal balance.

         2. Maker shall be deemed in Default if any quarterly payment is not received within 15 days of its Due Date.

           In the event of any Default which is not cured within any curative period, Payee may declare the entire unpaid principal balance to be due and payable under the note. During any time that this Note is in Default, the obligation shall accrue interest at the rate of 18% per annum.

           A Default shall be deemed to have occurred in the payment of the obligations contained herein if the Maker:

(a) Fails to pay the Payee all amounts due by the Due Date and said payment remains unpaid for three days, or otherwise fails to comply with or observe any of the terms of this Promissory Note.

(b) Applies for the appointment of a receiver, trustee or custodian for any of Purchaser's assets;


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(c) Files a petition under any section of the Bankruptcy Code or any similar law or regulation;

(d) Makes an assignment for the benefit of their creditors;


(e) Becomes insolvent or becomes the subject of a petition under any section of the Bankruptcy Code or any similar law or regulation.

         3. In lieu of repayment of principal, but not interest, Holder may, in its sole and absolute discretion on written notice to the Maker choose to convert any portion (but not less than $2,500 at a time) or all of the outstanding debt into shares of common stock of the Maker at the conversion rate of one share of common stock for every $.05 of indebtedness. In addition, for every $1.00 of debt which the Holder chooses to convert into equity, the Holder shall be granted a common stock purchase warrant which will grant to the holder thereof, the right to purchase 20 shares of the Maker's $.001 par value common stock at an exercise price of $.05 per share. Said warrant to expire two years following each conversion notice sent by Holder to Maker. It is further agreed and understood that there shall be no adjustment in the exercise price or conversion ratio of this warrant in the event of any recapitalization or reorganization of the Maker.

         4. Maker hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest, and all other notices connected with the delivery, acceptance, performance default or enforcement of the payment of this Note.

         5. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.

         6. In the event of any breach of the obligations of Maker and any litigation shall be required to secure repayment of the obligation the prevailing party shall be entitled to recover all costs including reasonable attorney's fees.

         7. This obligation shall be construed pursuant to the laws of the state of Florida. By entering into this agreement the parties agree to be bound by the jurisdiction of the Florida courts with venue for any dispute in Palm Beach County, Florida.


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         9.  This Note is freely assignable by the Holder.


         This promissory note executed this 29th day of December, 2000.



MAKER:                                                       WITNESS

LEBLANC & ASSOCIATES, INC.

  /s/Clarence LeBlanc
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BY: Clarence LeBlanc, president





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